                              Lewis Named to MDU Resources Board

BISMARCK, N.D. - Nov. 22, 2005 - Richard H. (Dick) Lewis, 56, founder and former chairman, president and chief executive officer of Prima Energy Corporation, has been named to the board of directors of MDU Resources Group, Inc. (NYSE:MDU). Lewis was appointed at the November meeting of the Board of Directors and will stand for election at the next annual meeting of MDU Resources Stockholders in April 2006.

In 1980, Lewis founded Prima Energy, a natural gas and oil exploration and production company, and served as its leader until the company was acquired by Petro-Canada in June 2004. Prima Energy was named to Forbes Magazine’s 200 Best Small Companies in America list seven times and was ranked the No. 1 Colorado public company for the decade of the1990s in terms of market return.

Lewis is a past president and current board member of the Colorado Oil and Gas Association and serves as a director of Colorado State Bank and Trust. He is chairman of the board of Entre Pure Industries, Inc., a privately held company involved in the purified water and ice business. He represented natural gas producers on a panel that studied electric restructuring in Colorado and has testified before Congressional committees on industry matters. In 2000, Lewis was inducted into the Ernst and Young Entrepreneur of the Year Hall of Fame and in 2004 was inducted into the Rocky Mountain Oil and Gas Hall of Fame. He has a bachelor’s degree in finance and accounting from the University of Colorado.

“We are pleased to have someone with Dick’s expertise in the natural gas and oil business join our board,” said Martin A. White, chairman of the board and chief executive officer of MDU Resources. “Dick’s values fit with those of MDU Resources as evidenced by his dedication to excellence in business and in community service.”

Currently, Lewis serves on the board of trustees of the Metro Denver YMCA and on the board of Colorado UpLIFT, an urban youth advocacy group. He previously served two terms on the Advisory Council to the Leeds School of Business at the University of Colorado and the board of directors for the Partnership for the West.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure. MDU Resources includes natural gas and oil production, construction materials and mining, domestic and international independent power production, electric and natural gas utilities, natural gas pipelines and energy services, and utility services. For more information about MDU Resources, see the company’s Web site at www.mdu.com or contact the investor relations department at investor@mduresources.com.

Contact:
Linda Donlin - Director - Communications and Public Relations
701-530-1700